Exhibit 99.1

T. ROWE PRICE VICE CHAIRMAN JIM RIEPE TO RETIRE AT END OF YEAR

BALTIMORE (October 24, 2005) — T. Rowe Price Group today announced that Vice Chairman James S. Riepe plans to retire from the firm at the end of this year and transition his management responsibilities to Edward C. Bernard. Mr. Riepe has been with the firm for 24 years and his retirement is part of a planned management transition.

Mr. Riepe, 62, has led T. Rowe Price’s marketing, investor service, and technology activities since joining the firm in 1981. During that time, the firm’s assets under management have grown from $13 billion to a record $245 billion as of June 30, 2005 and T. Rowe Price has become widely recognized as one of the nation’s leading investment management organizations, which now operates on a global scale.

A 36-year veteran of the mutual fund industry, Mr. Riepe has been one of its most visible and prominent leaders. He recently completed his second term as Chairman of the Board of Governors of the Investment Company Institute, the national trade association for the mutual fund industry, and has served for 19 years on its Executive Committee. He was a member of the Board of Governors of the NASD and former chair of its Investment Companies Committee.

Mr. Riepe currently serves as a member of the Board of Directors of The Nasdaq Stock Market, Inc. and is Chairman of the Board of Trustees of the University of Pennsylvania. Before joining T. Rowe Price, Mr. Riepe served as Executive Vice-President of The Vanguard Group.

Mr. Bernard, 49, has worked directly with Mr. Riepe since joining the firm in 1988. He currently oversees T. Rowe Price’s distribution activities for individual investors and financial intermediaries, as well as all corporate marketing and communications functions. He has been involved in a wide range of the firm's distribution and servicing activities during his tenure, and is actively involved in oversight of the firm’s mutual funds. He has served on the firm's Board of Directors since 1999 and Management Committee since 2000.

“Jim Riepe has been a prominent leader in our firm and our industry over the past 24 years,” said George A. Roche, Chairman and President. “He has made substantial contributions to the firm’s growth and stature, both nationally and globally. His retirement comes at a time when T. Rowe Price is in a strong position financially and competitively, and our distribution and servicing activities are well-positioned for the future. His leadership will be missed, but he has built an extremely capable and experienced team that is well prepared to develop and execute our business strategies.”

During Mr. Riepe’s tenure, the firm has expanded its distribution efforts to institutions, individuals, financial intermediaries, and, more recently, institutions and intermediaries based outside the U.S. The firm has become a leading manager of retirement plan assets, and it offers a wide array of products and services, including mutual funds, defined contribution plan servicing, institutional investment portfolios, and sub-advised investment management for third parties.

Mr. Riepe oversaw significant expansion of the Price family of mutual funds, which had $155 billion in assets as of June 30, and has served as Chairman of the Price Fund Boards.

“T. Rowe Price will continue its longstanding commitment to world-class service for our clients and a diversified distribution strategy to support the firm’s growth,” Mr. Bernard said. “Our corporate culture and tradition have always emphasized the primacy of client interest, and that remains the bedrock of our business strategy, even as we expand our services to a growing number of investors around the world.”

Mr. Riepe said that “T. Rowe Price has established itself as one of the premier investment management firms in the world and I am grateful to have been part of that success. I am proud of what we have accomplished, excited about the firm’s prospects and confident in the next generation of leaders. Although I intend to remain active in business, after 24 years I believe it is time to pass the baton.”

Mr. Roche also noted that Mr. Riepe’s retirement is part of a long-planned transition in the firm’s management team. “T. Rowe Price has focused on maintaining depth and breadth in our senior management, and that's why the firm has been led by a Management Committee for more than 20 years. That group has been expanded and strengthened in recent years and is currently comprised of seven senior managers who have worked together for many years. As we look to the future, I am confident that the firm and its clients will be well served by our next generation of leadership.”

Mr. Riepe will not stand for reelection to the firm’s Board of Directors or as a director of the T. Rowe Price Fund Boards when these terms expire next April. Mr. Bernard will be nominated to succeed Mr. Riepe as a director of the Fund Boards.

Founded in 1937, Baltimore-based T. Rowe Price Group, Inc. is a global investment management organization with $244.8 billion in assets under management as of June 30, 2005. The firm provides a broad array of mutual funds, sub-advisory services, and separate account management for individual and institutional investors, retirement plans, and financial intermediaries. The company also offers a variety of sophisticated investment planning and guidance tools. T. Rowe Price’s disciplined, risk-aware investment approach focuses on diversification, style consistency, and fundamental research. More information is available at www.troweprice.com.

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